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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            The TriZetto Group, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    896882107
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [X] Rule 13d-1(d)

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*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 896882107

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     1.    Names of Reporting Persons:  Raymond D. Croghan

           I.R.S. Identification Nos. of above persons (entities only)
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     2.    Check the Appropriate Box if a Member of a Group
           (See Instructions)                                            (a) [ ]
                                                                         (b) [ ]
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     3.    SEC Use Only

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     4.    Citizenship or Place of Organization:

           United States
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                            5.  Sole Voting Power

                                2,252,281
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       NUMBER OF            6.  Shared Voting Power
        SHARES
     BENEFICIALLY               - 0 -
       OWNED BY             ----------------------------------------------------
         EACH               7.  Sole Dispositive Power
      REPORTING
        PERSON                  2,252,281
         WITH               ----------------------------------------------------
                            8.  Shared Dispositive Power

                                - 0 -
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     9.    Aggregate Amount Beneficially Owned by Each Reporting Person

           2,252,281
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     10.   Check if the Aggregate Amount in Row (9)
           Excludes Certain Shares (See Instructions)                        [ ]

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     11.   Percent of Class Represented by Amount in Row (9)

           6.2%
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     12.   Type of Reporting Person (See Instructions)

           IN
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ITEM 1.
         (a)
               Name of Issuer:

               The TriZetto Group, Inc.

         (b)   Address of Issuer's Principal Executive Offices:

               567 San Nicolas Drive, Suite 360, Newport Beach, CA 92660

ITEM 2.
         (a)   Name of Person Filing:

               Raymond D. Croghan

         (b)   Address of Principal Business Office or, if none, Residence:

               275 South Main St. Ste 105, Longmont, CO 80501

         (c)   Citizenship:

               United States

         (d)   Title of Class of Securities:

               Common Stock

         (e)   CUSIP Number:

               896882107


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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP.

         As of December 31, 2000:

         (a) Amount beneficially owned: 2,252,281 shares of common stock.

         (b) Percent of class: 6.2%.

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote:  2,252,281.

             (ii)  Shared power to vote or to direct the vote:  - 0 -.

             (iii) Sole power to dispose or to direct the disposition of:
                   2,252,281.

             (iv)  Shared power to dispose or to direct the disposition of: -0-.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         Not applicable.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2001
                                                     /s/ RAYMOND D. CROGHAN
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                                                        Raymond D. Croghan

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